Exhibit 99.1

Contact:  Mike Schuh – (425) 951-1428
Anne Bugge – (425) 951-1378

SONOSITE REPORTS RECORD REVENUE
AND PROFITABILITY FOR 2008
Revenue Grows 19% to $243.5 Million
Operating Income Grows 400% to $22.4 Million
Company Reports FY’08 – EPS of $1.18

BOTHELL, WA – February 12, 2009– SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried and point-of-care ultrasound, today announced financial results for the fourth quarter and full year ended December 31, 2008.

Fourth quarter 2008 worldwide revenue grew to $70.2 million, an increase of 8% over the fourth quarter of 2007.  Full year 2008 revenue grew to $243.5 million, up 19% over 2007.  Changes in foreign currency rates decreased worldwide revenue in the fourth quarter by 4.2% and had a favorable impact of 0.6% on the year.
The company reported a net income increase of 184% for the fourth quarter of 2008 to $12.1 million or $0.69 per diluted share, compared to $4.3 million or $0.25 per diluted share in 2007.  For the full year net income grew 199% to $20.6 million, or $1.18 per diluted share, compared to $6.9 million, or $0.40 per diluted share in 2007.
Net income in the fourth quarter and full year 2008 included a non-recurring, pre-tax charge of $3.0 million from terminated acquisition talks and severance payments, as well as a $15.7 million pre-tax gain from the repurchase of $80.3 million of senior convertible notes.

During the fourth quarter of 2008, US revenue grew 3% to $33.7 million and was impacted by a slowdown in capital spending at US hospitals. International business grew 14% to $36.5 million in the fourth quarter and continued to deliver broad-based double digit growth, but was negatively impacted by 8.5% from foreign exchange rate changes. For the full year, US revenue grew approximately 12% to $116.7 million and international revenue grew 26% to $126.8 million.

Total operating expenses in the fourth quarter increased 8% to $42.7 million, and increased 7% for the full year to $147.4 million. Including the previously mentioned $3.0 million non- recurring charge, SG&A expenses grew 4% in the fourth quarter and 6% for the full year. R&D expenses increased 30% in the fourth quarter and 11% for the full year.  Stock-based compensation increased by $1.9 million in the fourth quarter, primarily as the result of a change in the future forfeiture rate assumptions.

As of December 31, 2008, the company held $279.7 million in cash and investments and long-term debt of $144.7 million, for net liquidity of $135.0 million.

“2008 marked a year of excellent progress for the company.  We exceeded our original full year guided targets of 15% revenue growth with 7-8% operating margins,” said Kevin M. Goodwin, SonoSite President and CEO. “The drivers of our performance included the new M-Turbo® and S Series™ product lines alongside excellent execution throughout the company.  We delivered a 5-fold increase in operating income with more than a quadrupling of operating margins. We began to demonstrate operating leverage from our business model that we have always believed possible. Further, our net liquidity improved by $50 million during the year.”

“Our international business delivered another strong quarter and year with double digit gains across all major geographic regions,” Mr. Goodwin said. “Our US business performed well throughout the year, although it was significantly hampered by customers deferring orders which had an estimated negative impact of 10% on worldwide revenue for the quarter. During the year, we delivered several new products and upgrades to our S Series and M-Turbo product lines which extended their footprint into new clinical markets. In 2009, we plan to continue entering new clinical markets while delivering more new products that will continue our tradition of innovation that helps make healthcare faster and less expensive while improving patient safety.”

Company Updates Outlook for 2009
“We expect that the worldwide economy will continue to be challenging and difficult to predict and now do not expect there to be any meaningful recovery until 2010,” Mr. Goodwin said.  “Our primary financial objective in 2009 is to maintain and build upon our long-term earnings power and growth capacity. Our goal is to increase operating income at least 10% in 2009. To position ourselves for improved profitability in this difficult economic environment we are targeting a 5% reduction in our operating expenses from 2008 levels to approximately $140 million. Assuming current exchange rates, foreign currency will have a negative impact of 3-4% on revenue growth. Given the continued deterioration of the global economic markets and the slowdown in US hospital capital spending, we are not providing revenue or other financial guidance at this time.”

“While the current economic environment is uncertain, we are in the strongest position in our history as a company in terms of market share, innovation and growth opportunities,” Mr. Goodwin said. “Our products are becoming essential tools for patient safety and clinical productivity. We expect to continue building our financial strength, growth and earnings power going forward.”

Conference Call Information
SonoSite will hold a conference call on February 12th at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the “Investors” Section of SonoSite’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning February 12, 2009, at 4:30 pm (PT) until February 26, 2009, at 10:00 pm (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 7024347 is required to access the replay.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.  Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries.  SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995
Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our customers’ ability to finance the purchase of our systems, including the effect of reduced spending by hospitals, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products and any changes to such channels, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007, including a repurchase of a portion of the debt, on the market price of our common stock, and as well as other factors contained in the Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue	$70,162	$64,835	$243,524	$205,068
Cost of revenue	22,753	19,687	73,715	62,505
Gross margin	47,409	45,148	169,809	142,563
Gross margin percentage	67.6%	69.6%	69.7%	69.5%

Operating expenses:
Research and development	8,124	6,234	28,698	25,872
Sales, general and administrative	34,610	33,345	118,679	112,240
Total operating expenses	42,734	39,579	147,377	138,112

Operating income	4,675	5,569	22,432	4,451

Other income, net	14,460	1,522	11,651	6,565

Income before income taxes	19,135	7,091	34,083	11,016

Income tax provision	7,044	2,838	13,497	4,132

Net income	$12,091	$4,253	$20,586	$6,884

Net income per share:
Basic	$0.71	$0.25	$1.22	$0.41
Diluted	$0.69	$0.25	$1.18	$0.40

Weighted average common and potential common shares outstanding:
Basic	17,028	16,723	16,892	16,621
Diluted	17,511	17,350	17,486	17,168

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	December 31,	December 31,
	2008	2007

Cash and cash equivalents	$209,258	$188,701
Short-term investment securities	69,882	119,873
Accounts receivable, net	66,094	60,954
Inventories	29,115	29,740
Deferred income taxes, current	9,355	13,023
Prepaid expenses and other current assets	6,623	7,759
Total current assets	390,327	420,050

Property and equipment, net	8,955	10,133
Investment securities	578	1,257
Deferred income taxes, net	6,134	8,431
Intangible assets, net	16,829	16,346
Other assets	6,464	9,521
Total assets	429,287	$465,738

Accounts payable	6,189	$8,868
Accrued expenses	31,921	24,431
Deferred revenue	2,755	3,502
Total current liabilities	40,865	36,801

Long-term debt	144,745	225,000
Other non-current liabilities	13,750	11,075
Total liabilities	199,360	272,876

Shareholders' equity:
Common stock and additional paid-in capital	253,066	236,325
Accumulated deficit	(24,307)	(44,893)
Accumulated other comprehensive income	1,168	1,430
Total shareholders' equity	229,927	192,862
Total liabilities and shareholders' equity	$429,287	$465,738

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)	Twelve Months Ended
	December 31,
	2008	2007
Operating activities:
Net income	$20,586	$6,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,125	4,290
Stock-based compensation	8,709	6,809
Deferred income tax provision	8,929	1,933
Gain on convertible debt repurchase	(15,684)	-
Other adjustments	831	(653)
Changes in working capital	1,675	(3,037)
Net cash provided by operating activities	29,171	16,226

Investing activities:
Investment securities, net	50,390	(78,611)
Purchases of property and equipment	(2,841)	(3,341)
Acquisition of LumenVu	-	(3,498)
Earn-out consideration associated with SonoMetric acquisition	(921)	(654)
Net cash provided by (used in) investing activities	46,628	(86,104)

Financing activities:
Excess tax benefit from exercise of stock-based compensation	1,025	630
Purchase of treasury stock	-	(133)
Proceeds from (repurchase of) convertible debt and related hedge transactions	(61,923)	208,540
Proceeds from exercise of stock options & employee stock purchase plan	4,551	5,597
Net cash (used in) provided by financing activities	(56,347)	214,634

Effect of exchange rate changes on cash and cash equivalents	1,105	(1,728)

Net change in cash and cash equivalents	20,557	143,028
Cash and cash equivalents at beginning of period	188,701	45,673
Cash and cash equivalents at end of period	$209,258	$188,701